Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN

UNITED FINANCIAL MORTGAGE CORP.,
an Illinois corporation,

AND

AMPRO MORTGAGE CORPORATION,
a Delaware corporation

Dated as of May 4, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS; INTERPRETATION	1

1.1	Definitions	1
1.2	General Interpretive Principles	7

ARTICLE II	ACQUISITION; PURCHASE PRICE	8

2.1	Acquisition; Assumption.	8
2.2	Calculation of Purchase Price	8
2.3	Payment of Purchase Price	9
2.4	Pipeline Loan Adjustments	9
2.5	Dispute Resolution	9
2.6	IP Systems Sublicense	9
2.7	Lease of Production Assets	9

ARTICLE III	CLOSING AND SETTLEMENT	9

3.1	Closing	9
3.2	Conditions to the Obligations of Purchaser	9
3.3	Conditions to the Obligations of Seller	10
3.4	Conditions to the Obligations of the Parties	11
3.5	Seller Effective Date Deliveries	11
3.6	Purchaser Effective Date Deliveries	12
3.7	Seller Closing Date Deliveries	12
3.8	Purchaser Closing Date Deliveries	13

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	13

4.1	Representations and Warranties of Seller	13

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	20

5.1	Representations and Warranties of Purchaser	20

ARTICLE VI	COVENANTS	21

6.1	Operation of the Acquired Division	21
6.2	Cooperation	22
6.3	Further Assurances	22
6.4	Consents.	22
6.5	Notification	22
6.6	Access to Documents, Files, Records, Personnel, etc	22
6.7	Seller’s Employees.	23
6.8	Noncompetition.	23
6.9	Seller Name	24
6.10	WARN Legislation	25
6.11	Mail and Other Communications Received After the Final Closing Date	25
6.12	Notices	25
6.13	Tax Matters.	25
6.14	Compliance with Laws	25
6.15	Operating Plan	25

i

ARTICLE VII	ADDITIONAL AGREEMENTS	25

7.1	Production Payments	25
7.2	Pipeline Expense Reimbursement	26
7.3	Audit	26
7.4	Dispute Resolution	26
7.5	Premises.	26
7.6	Expansion or Relocation of Leased Premises	27
7.7	Press Releases	27

ARTICLE VIII	INDEMNIFICATION	27

8.1	Indemnification by Seller	27
8.2	Indemnification by Purchaser	28
8.3	Indemnification Procedures.	28

ARTICLE IX	TERMINATION	30

9.1	Termination	30
9.2	Effect of Termination	30
9.3	Expenses	30
9.4	Survival of Agreement	30

ARTICLE X	MISCELLANEOUS PROVISIONS	30

10.1	Notices.	30
10.2	Effective Time of Notice	31
10.3	Entire Agreement; Amendment	31
10.4	Binding Effect; Assignment	31
10.5	Counterparts	32
10.6	Exhibits and Schedules	32
10.7	Governing Law	32
10.8	No Third Party Benefit Intended	32
10.9	No Waiver	32
10.10	Time	32
10.11	Construction	32
10.12	Severability	32
10.13	Venue	32
10.14	Specific Performance	32
10.15	Survivability	33

LIST OF EXHIBITS

Exhibit A	Correspondent Agreement
Exhibit B	Management Services Agreement
Exhibit C	Operating Plan

LIST OF SCHEDULES

Schedule 1.1(a)	IP Systems
Schedule 1.1(b)	Production Assets
Schedule 1.1(c)	Production Payment
Schedule 1.1(d)	Published Value
Schedule 1.1(e)	Transition Period Adjustment
Schedule 1.1(f)	WestWorks Loans
Schedule 2.1(b)	Assumed Obligations
Schedule 3.2(i)	Sublease Terms

ii

Schedule 4.1(d)	Consents
Schedule 4.1(g)	Litigation, Investigations, Regulatory Matters
Schedule 4.1(l)	Pipeline Applications
Schedule 4.1(m)	Leased Premises, Leases and Equipment Leases
Schedule 4.1(n)	Contract Rights
Schedule 4.1(o)	Financial Statements
Schedule 4.1(p)	Intellectual Property
Schedule 4.1(q)	Insurance
Schedule 4.1(t)	Employee Matters
Schedule 4.1(v)	Absence of Certain Changes
Schedule 4.1(w)	Tax Matters
Schedule 6.7(a)	Hired Employees
Schedule 6.8	Non-Restricted Affiliates
Schedule 7.2	Pipeline Expense Reimbursements

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT entered into as of May 4, 2005, between AMPRO MORTGAGE CORPORATION, a Delaware corporation (“Seller”), and UNITED FINANCIAL MORTGAGE CORP., an Illinois corporation (“Purchaser”).

R E C I T A L S:

A. Seller is a mortgage banking company that operates a division that engages in the business of originating mortgage loans on a wholesale basis.

B. Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and otherwise acquire from Seller, all right, title and interest in and to the Production Assets (as hereinafter defined) in accordance with the terms and subject to the conditions of this Agreement.

A G R E E M E N T S:

In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions and promises hereinafter contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1  Definitions. Throughout this Agreement, and any amendments hereto, whenever capitalized the following terms shall have the meanings ascribed to them in this Article I:

“Accrued Compensation and Benefits”: All amounts due and payable, or that have accrued with respect to the period, prior to the Closing Date, to Seller’s employees under all incentive, bonus, commission or other compensation arrangements or any Employee Benefit Plan applicable to such employees, plus amounts that would have been payable by Seller for taxes and other similar payments related thereto.

“Acquired Division”: The wholesale mortgage origination division of Seller that includes all of the Production Assets, including all assets of, and functions and services provided at or through the Loan Fulfillment Center.

“Affiliate”: Any Person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agencies” or “Agency”: GNMA, FNMA, FHLMC, HUD, FHA, VA, RHS and/or a State Agency, as applicable.

“Agreement”: This Asset Purchase Agreement (including all Exhibits and Schedules contemplated herein), and all amendments hereof and supplements hereto.

“Asset Payment Amount”: An amount equal to the net book value of the Identified Assets on and as of the Effective Date as determined in accordance with GAAP. The parties acknowledge that as of March 31, 2005, the approximate net book value of the Identified Assets was $1,041,886, and that such value shall be adjusted in accordance with GAAP, including to reflect the depreciation of the Identified Assets through the Effective Date. The estimated net book value of the Identified Assets as of the Effective Date shall be calculated by Seller’s independent certified public accountant as of the close of business on the fifth (5th) day immediately preceding the Effective Date (using reasonable estimates where actual amounts are not available) and a written calculation thereof in reasonable detail shall be delivered to Purchaser on the third (3rd) day immediately preceding the Effective Date (the “Estimated Asset Payment Amount”). Such calculation shall be subject to verification and approval prior to the Effective Date by Purchaser. Within five (5) days after the end of the month in which the Effective Date occurs, Seller shall deliver a written calculation of the actual Asset Payment Amount as calculated by Seller’s independent certified public accountant, which calculation shall be subject to verification and approval by Purchaser no later than fourteen (14) days after receipt of such calculation. Any dispute relating to the Asset Payment Amount shall be resolved in accordance with Section 7.4 hereof.

“Asset Purchase”: The series of transactions contemplated in this Agreement including and resulting in the acquisition by Purchaser of the Acquired Division (including the purchase by Purchaser of all of the Production Assets and the assumption by Purchaser of the Assumed Obligations).

“Assumed Obligations”: As defined in Section 2.1(b).

“Business Day”: Any day other than a Saturday, Sunday, federal holiday or any other day on which banking institutions in the State of Illinois are authorized or obligated by law to be closed.

“Closing”: The actions required to consummate the Asset Purchase, which shall take place as provided in Article II hereof.

“Closing Date”: As defined in Section 3.1.

“Consent”: The affirmative written consent or approval of any Person that is required to consent to or approve the transfer to Purchaser by Seller of the Production Assets at or after the Effective Date or the Closing Date, as applicable, the conduct by Purchaser of business with the Production Assets at and after the Effective Date or the Closing Date, as applicable, or the consummation by either Seller or Purchaser of the transactions consummated hereby, which consents and approvals shall be given without material adverse modification to the rights of, and without cost or expense to, the lessee or the contracting party thereunder (other than the costs and expenses (including without limitation professionals’ fees and expenses) incurred by such lessee or contracting party in reviewing the Consent).

“Contract Rights”: Those rights of Seller under agreements relating specifically to the Production Assets (other than the Leases, the Equipment Leases and the Pipeline Applications), including without limitation service contracts and data processing contracts. The agreements giving rise to Contract Rights as of the relevant date are listed on Schedule 4.1(n).

“Conventional Conforming Loans”: Mortgage Loans that are eligible for sale to FHLMC or FNMA in accordance with their respective published guidelines.

“Correspondent Agreement”: The Correspondent Agreement in the form attached hereto as Exhibit A.

“Delivery Date”: As defined in the definition of Pipeline Loan Difference.

“Effective Date”: 11:59 p.m. West Coast Time on May 17, 2005.

“Eligible Loan”: A Mortgage Loan originated out of a Leased Premises and closed and funded during the Production Period.

“Employee Benefit Plans”: As defined in Section 6.7(a).

“Employee-Related Matters”: As defined in Section 4.1(g).

“Estimated Asset Payment Amount”: As defined in the definition of Asset Payment Amount.

“Equipment Leases”: All leases for the use of any furniture, fixtures or equipment now located and used in the Loan Fulfillment Center or any Leased Premises and otherwise related to the Acquired Division. The Equipment Leases as of the relevant date are listed on Schedule 4.1(m)-2.

“Exhibit”: An exhibit attached hereto or delivered or to be delivered pursuant to this Agreement.

“FHA”: The Federal Housing Administration, or any successor thereof.

“FHLMC”: The Federal Home Loan Mortgage Corporation, or any successor thereof.

“FNMA”: The Federal National Mortgage Association, or any successor thereof.

“GAAP”: U.S. generally accepted accounting principles, as established by the Financial Accounting Standards Board for use in the United States, consistently applied and maintained throughout the period indicated.

“GNMA”: The Government National Mortgage Association, or any successor thereof.

“Hazardous Material”: As defined in Section 4.1(s)(i).

“Hired Employees”: As defined in Section 6.7(a).

“HUD”: The U.S. Department of Housing and Urban Development, or any successor thereto.

“Identified Assets”: The Production Assets that are furniture, fixtures and equipment located at the Leased Premises.

“Indemnified Events”: The events set forth in Article VIII with respect to which Losses are indemnified by a Party.

“Indemnified Party”: A Party that benefits from indemnification from the other Party pursuant to Article VIII.

"Indemnifying Party": A Party that is obligated to indemnify the other Party pursuant to Article VIII.

“Insurer”: FHA, VA, RHS or any private mortgage insurer that insures or guarantees all or any portion of the risk of loss upon default by a Mortgagor under any Mortgage Loan or any other insurer that provides policies of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the collateral securing a Mortgage Loan.

“Intellectual Property”: All (i) trademarks, trade names, service marks, trade dress, logos, and applications and registrations therefor; (ii)  patents and applications and registrations therefor, and patent disclosures and inventions; (iii) copyrights, copyrightable works, and applications and registrations therefor; (iv) computer software, data, documentation, and source code; (v) trade secrets, proprietary and intellectual property, and as it relates to the Acquired Division, research, business plans, product plans, products, services, pricing information and policies, sales information, customer and supplier lists, proposals, marketing information and plans, financial statements and projections, budgets, litigation files, computer software, computer data, computer documentation, object code, hardware configuration information, developments, compositions, improvements, concepts, discoveries, inventions, technical data, methods, systems, ideas, know-how, processes, formulas, algorithms, technology, techniques, designs, drawings, specifications, plans, models, engineering, devices, and equipment; (vi) goodwill; (vii) Uniform Resource Locator addresses; (viii) all other intangible property; and (ix) all tangible embodiments of any of the foregoing (in any form or medium).

“IP Systems”: All Intellectual Property constituting and relating to any and all technology/systems of the Acquired Division, including: (i) the Empower Loan Origination System; (ii) the Empower Middle-Tier Internet enabled solution; (iii) the Intelli-Mortgage mortgage performance management system (Intelli-Mine Data Warehouse); (iv) Lender E-Source Loan Library a/k/a ELF (Electronic Loan Finder); (v) FICS Servicing (in accordance with Schedule 1.1(a); (vi) Lason Imaging; (vii) Dexma Loan Pump; (viii) Cogent QA; (ix) the Seller’s Intranet (known as “Notes and Deeds”); and (x) any and all interfaces and report writers, either purchased or created, for any of the aforementioned, except those IP Systems listed on Schedule 1.1(a).

“IP Systems Payment Amount”: Four Hundred Thousand Dollars ($400,000).

“IP Systems Production Payment”: An amount equal to Ten Dollars ($10) for each Mortgage Loan closed and funded by Purchaser during the Production Period utilizing the EmpowerTM Loan Origination System.

“Investor”: FNMA, FHLMC or GNMA, or any other Person having the beneficial interest in a Mortgage Loan that is the subject of a Pipeline Application, or any purchaser or prospective purchaser of a Mortgage Loan that is the subject of a Pipeline Application.

“Leased Premises”: The locations referred to on attached Schedule 4.1(m) (or the portions of such locations, as indicated on such Schedule) and leased by Seller under the Leases as of the Closing Date. It is understood that Seller’s offices and facilities (or portions of Seller’s offices and facilities) not referred to on Schedule 4.1(m) will not be considered “Leased Premises” and will not be acquired by Purchaser hereunder.

“Leases”: The real property leases listed on attached Schedule 4.1(m)-1.

“Liens”: As defined in Section 2.1(a).

“Litigation”: As defined in Section 4.1(g).

“Limitations”: As defined in Section 4.1(b).

“Loan Files”: All documents, whether on hard copy, computer record, microfiche or any other format, evidencing and pertaining or relating to the processing and origination of the Pipeline Applications in Seller’s possession or reasonably available to Seller, as the case may be, which shall include, in all cases, all documents in Seller’s possession that are necessary to comply with or close a Mortgage Loan in accordance with applicable Mortgage Loan Requirements.

“Loan Fulfillment Center”: The loan fulfillment center located at 2133 W. Peoria Avenue, Suite 130, Phoenix, Arizona 85029.

“Locked Pipeline Applications”: Pipeline Applications with respect to which Seller has committed to a specified interest rate for a specified period of time. The parties acknowledge that Schedule 4.1(l) includes and identifies all Locked Pipeline Applications.

“Losses”: Any claims, damages, liabilities, expenses, penalties, fines, forfeitures, assessments, actions, causes of action and judgments of any kind or nature whatsoever, including without limitation reasonable attorney’s fees and costs, costs of investigation, defense, settlement and appeal, and disbursements.

“Management Services Agreement”: The Management Services Agreement in the form attached hereto as Exhibit B.

“Material Adverse Effect”: An effect that is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets, properties, business, earnings or results of operations of the Acquired Division, as the context might dictate, or that would reasonably be expected to materially and adversely affect the ability of Seller or Purchaser to consummate the transactions contemplated in this Agreement.

“Mortgage”: The mortgage, deed of trust, security deed and/or other instrument that creates a first lien on real property which serves as collateral for a Note.

“Mortgage Loan”: A loan made to a Mortgagor, evidenced by a Note, and secured by a Mortgage on a one-to-four family residential real property.

“Mortgage Loan Requirements”: The (i) federal, state, local or foreign laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders or processes applicable to the processing, origination and servicing of the Pipeline Applications, (ii) responsibilities and obligations set forth in any agreement between Seller and an Agency, Investor or Insurer, and (iii) requirements of an Investor, Agency or Insurer with respect to the processing or origination of the Pipeline Applications.

“Mortgagor”: The obligor(s) on a Note.

“Name”: The name “AmPro Mortgage Corporation” and all derivations thereof.

“Non-Restricted Affiliates”: Seller’s institutional shareholders identified on Schedule 6.8 and Seller’s directors designated by such institutional shareholders and identified on Schedule 6.8.

“Non-Terminable Leased Premises”: The Leased Premises located at (i) 1860 Howe Ave., Suite 100, Sacramento, California; and (ii) 13340 Treat Blvd., Walnut Creek, California.

“Note”: A written promise to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of the obligation, executed by a Mortgagor and secured by a Mortgage.

“Operating Plan”: The plan attached hereto as Exhibit C setting forth the manner in which the Parties have agreed to operate the Acquired Division during the Transition Period.

“Parties”: Purchaser and Seller.

“Payment Period”: Each fiscal quarter of Purchaser in which any portion of the Production Period falls; provided, however, that in the event an entire fiscal quarter of Purchaser does not fall within the Production Period, only the portion of the Production Period included within such fiscal quarter shall be part of the Payment Period. For purposes hereof, the Purchaser’s fiscal quarters are: (i) the three-months ending July 31; (ii) the three-months ending October 31; (iii) the three-months ending January 31; and (iv) the three-months ending April 30.

“Permitted Liens”: Liens created by operation of law for the benefit of a federal, state or local governmental taxing authority, including Liens for taxes not yet due and payable.

“Person”: An individual or individuals, or a partnership, joint venture, corporation, limited liability company, unincorporated association, government (or any agency or political subdivision thereof) or other entity.

“Pipeline Applications”: Applications for Mortgage Loans taken by approved brokers of Seller and entered onto Seller’s pipeline tracking system prior to the Effective Date, which are active and have not closed and funded before the close of business on the Effective Date. The parties acknowledge that Schedule 4.1(l) includes and identifies all Pipeline Applications.

“Pipeline Expense Reimbursements”: As defined in Section 7.2.

“Pipeline Loan”: A Mortgage Loan originated out of the Leased Premises and closed and funded after the Effective Date substantially in accordance with the terms of the related Locked Pipeline Application.

“Pipeline Loan Difference”: With respect to each Pipeline Loan, the difference (whether positive or negative) between (i) the Published Value of such Pipeline Loan as of the Effective Date, less (ii) the sum of the amount that Seller committed to pay for such Pipeline Loan from the originating broker plus Seller’s markup for such Pipeline Loan, such markup to be determined using Seller’s standard markup as of the date on which such Pipeline Loan was locked. The Parties shall cooperate in calculating the amount of the aggregate Pipeline Loan Difference for all Pipeline Loans. In that regard, Purchaser shall deliver to Seller, at least five (5) days prior to the Effective Date, a pro forma, non-binding calculation (the “Sample Calculation”) of the aggregate Pipeline Loan Difference, assuming that each of the Locked Pipeline Applications existing as of the day immediately preceding the delivery date of the Sample Calculation (the “Delivery Date”) closed and funded on the Delivery Date.

“Pipeline Loan Schedule”: As defined in Section 2.3.

“Premises” means the Leased Premises and the Loan Fulfillment Center.

“Production Assets”: All of Seller’s right, title and interest in and to the properties and assets and rights of whatever kind and nature, real or personal, whether owned, leased or licensed set forth on Schedule 1.1(b).

“Production Payment”: The payment described on Schedule 1.1(c).

“Production Payment Rate”: The payment rate described on Schedule 1.1(c).

“Production Period”: The thirty-six (36) month period beginning on the day following the Effective Date.

“Published Value”: The market value of a Pipeline Loan as determined in accordance with the sources and procedures reflected in Schedule 1.1(d).

“Purchase Price”: The amount payable by Purchaser to Seller as specified in Section 2.2 hereof and subject to adjustment as provided in Sections 2.4 of this Agreement.

“Purchaser”: As defined in the preamble to this Agreement.

“RHS”: The Rural Housing Service of the U.S. Department of Agriculture, or any successor thereto.

“Sample Calculation”: As defined in the definition of Pipeline Loan Difference.

“Schedule”: A schedule attached hereto.

“Seller”: As defined in the preamble to this Agreement.

“Shortfall”: As defined in Section 8.3(c).

“State Agency”: Any state agency with authority to (i) regulate the businesses of Purchaser or Seller, as the case may be, including without limitation any state agency with authority to determine the investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Purchaser or Seller, as the case may be, or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Sublease”: As defined in Section 3.2(i).

“Sub Prime Loans”: Any Mortgage Loan that would qualify as a sub prime loan under published guidelines (in effect as of the date of this Agreement) of any of the following Mortgage Loan purchasers: (i) Countrywide; (ii) HSBC; (iii) New Century; and (iv) Bear Stearns.

“Transferred Intellectual Property”: All Production Assets that constitute Intellectual Property, including the IP Systems, the Name and the other Intellectual Property identified on Schedule 1.1(b).

“Transition Period”: The period commencing on the Effective Date and ending on, and including, the Closing Date, or, if earlier, the date on which this Agreement is terminated.

“Transition Period Adjustment”: The adjustment as determined in accordance with the formula and procedures set forth on Schedule 1.1(e).

“VA”: The United States Department of Veterans Affairs, or any successor thereof.

“WARN”: As defined in Section 6.10.

“WestWorks Loans”: Mortgage Loans of the type that the WestWorks division of Seller originates as of the date of this Agreement and that are classified as sub prime Mortgage Loans in accordance with WestWork’s guidelines set forth on Schedule 1.1(f).

1.2  General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)  The use of the singular form includes the plural, and the use of the plural form includes the singular.

(b)  The use of any gender herein shall be deemed to include the other gender.

(c)  The captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

(d)  The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

(e)  The term “include” or “including” shall mean without limitation by reason of enumeration.

(f)  Each reference to an “Article” of this Agreement shall include all Sections of such Article. Similarly, each reference to a Section shall include all subsections of such Section.

(g)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.

(h)  References to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time.

(i)  Any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(j)  All references to dollars ($) shall mean United States currency.

ARTICLE II
ACQUISITION; PURCHASE PRICE

2.1  Acquisition; Assumption.

(a)  Production Assets.

(i)  Upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign and deliver the Production Assets (other than the Leases and Equipment Leases) to Purchaser on the Effective Date, and Purchaser shall purchase and accept the Production Assets (other than the Leases and Equipment Leases) from Seller on the Effective Date.

(ii)   Upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign and deliver the Leases and Equipment Leases to Purchaser on the Closing Date, and Purchaser shall purchase and accept the Leases and Equipment Leases from Seller on the Closing Date.

(iii)  Upon the sale, transfer, assignment and delivery of any Production Assets hereunder, each Production Asset shall be free and clear of all liens, encumbrances, security interests, rights and charges (collectively, “Liens”) (other than the Assumed Obligations).

(b)  Assumed Obligations. Upon the terms and subject to the conditions of this Agreement, Seller shall assign to Purchaser, and Purchaser shall accept and assume, only the liabilities and obligations expressly set forth in Schedule 2.1(b) (the “Assumed Obligations”). Other than the Assumed Obligations, Purchaser shall not assume, and shall not be responsible or liable for, in any manner, in whole or in part, any liability, obligation, repurchase obligation or contingency (each whether known or unknown) of Seller, including such liabilities, obligations, repurchase obligations and contingencies arising from, in connection with, or relating to, any action or transaction involving Seller or any approved broker of Seller or any Mortgage Loan (without regard to whether such Mortgage Loan was funded or closed) prior to the Closing Date.

2.2  Calculation of Purchase Price. In full consideration for the purchase or other acquisition of the Production Assets and upon the terms and subject to the conditions of this Agreement, Purchaser shall pay to Seller, subject to adjustment as provided in Section 2.4 below, the purchase price (the “Purchase Price”), which shall be calculated as follows:

(a)  The IP Systems Payment Amount, PLUS

(b)  The Asset Payment Amount, and PLUS or MINUS, as appropriate,

(c)  The Transition Period Adjustment.

2.3  Payment of Purchase Price. An amount equal to the sum of the IP Systems Payment Amount plus the Estimated Asset Payment Amount shall be paid by Purchaser to Seller on the Effective Date. If the Transition Period Adjustment is negative, Purchaser shall pay such amount to Seller together with the Production Payment next due after the final determination of the Transition Period Adjustment. If the Transition Period Adjustment is positive, then Purchaser may setoff or deduct such amount from the amount of any Production Payment due after the final determination of the Transition Period Adjustment. If the difference between the Asset Payment Amount less the Estimated Asset Payment Amount is positive, Purchaser shall pay such difference to Seller together with the Production Payment next due after the final determination of the Asset Payment Amount. If the difference between the Asset Payment Amount less the Estimated Asset Payment Amount is negative, then Purchaser may setoff or deduct such difference from the amount of any Production Payment due after the final determination of the Asset Payment Amount.

2.4  Pipeline Loan Adjustments. The Asset Payment Amount shall be adjusted with respect to each Pipeline Loan that closes and funds within sixty (60) days after the Effective Date in an amount equal to the Pipeline Loan Difference for any such Pipeline Loan. Within ninety (90) days after the Effective Date, Purchaser shall provide Seller with a schedule (the “Pipeline Loan Schedule”) setting forth the calculation of the Pipeline Loan Difference. The Pipeline Loan Schedule shall be consistent with the Sample Calculation in form and substance. Purchaser will add or subtract, as applicable, the aggregate Pipeline Loan Difference from the Asset Payment Amount and/or any Production Payment due after delivery of the Pipeline Loan Schedule. Seller shall have the right to retain a third party to verify Purchaser's calculations made under this Section 2.4. Purchaser agrees to reasonably make available all information reasonably requested to verify the calculations.

2.5  Dispute Resolution. In the event any dispute arises between the Parties with respect to Section 2.4, the Parties shall attempt to resolve any such dispute in accordance with Section 7.4.

2.6  IP Systems Sublicense. Effective upon Purchaser’s acquisition of the IP Systems from Seller in accordance with this Agreement, Purchaser shall be deemed to have granted Seller a non-exclusive, non-transferable, royalty-free sublicense to use all of the IP Systems during the Transition Period.

2.7  Lease of Production Assets. Effective upon Purchaser’s acquisition of the Production Assets (other than the IP Systems, Leases and Equipment Leases) from Seller in accordance with this Agreement, Purchaser shall be deemed to have leased such assets, on a rent free, non-transferable basis, to Seller during the Transition Period.

ARTICLE III
CLOSING AND SETTLEMENT

3.1  Closing. Subject to all of the terms and conditions of this Agreement, the Closing of the Asset Purchase shall occur as promptly as possible following the Effective Date on a date that is mutually agreed upon by the parties; provided, that, in the absence of an agreement, the Closing shall occur on the fifth (5th) Business Day following the date on which the conditions set forth in Section 3.2, Section 3.3 and Section 3.4 have been satisfied or waived (the “Closing Date”). The Closing shall take place at the law offices of Barack Ferrazzano, 333 West Wacker Drive, Suite 2700, Chicago, Illinois, 60606, at a time to be mutually agreed upon by the parties. The Asset Purchase shall be deemed effective at 11:59 p.m. West Coast Time on the Closing Date.

3.2  Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Asset Purchase are subject to the following conditions precedent:

(a)  Each of the representations and warranties made by Seller in this Agreement shall be and have been true and correct in all respects as of the date of this Agreement through and including on the Closing Date.

(b)  Seller shall have performed in all material respects all of its obligations and shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by Seller prior to or at the Closing Date.

(c)  Except as specifically contemplated herein, there shall not have been any action taken, or any applicable law or regulation enacted, promulgated or issued or deemed applicable to the Asset Purchase that would prohibit Purchaser’s ownership or operation of all or a material portion of the Production Assets, whether immediately at the Closing Date or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Production Assets, whether immediately at the Closing Date or as of some future date, whether specified or to be specified, or which would render Purchaser or Seller unable to consummate any aspect of the Asset Purchase.

(d)  As of the Closing Date, there shall not have been any change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Schedules provided on the date of this Agreement that results in a Material Adverse Effect.

(e)  No Litigation shall have been instituted, made or threatened in writing by any Person relating to the Asset Purchase or the validity or propriety of any aspect of the Asset Purchase that would make consummation of the Asset Purchase inadvisable in the reasonable opinion of Purchaser.

(f)  Purchaser shall have received by the Closing Date all licenses, permits, franchises and other authorizations, rights and privileges of governmental and regulatory authorities, Agencies, Investors and Insurers, including any state mortgage banking licenses, required to permit Purchaser to own the Production Assets and to conduct the business of the Acquired Division.

(g)  From the date hereof through the Closing Date, there shall be and have been no change that would have or would reasonably be expected to have a Material Adverse Effect.

(h)  Purchaser shall have entered into an employment agreement with Gary Plooster in form and substance satisfactory to Purchaser.

(i)  Purchaser and Seller shall have entered into a sublease with respect to the Loan Fulfillment Center (the “Sublease”) in form and substance satisfactory to Purchaser, which sublease shall include, among other terms, the terms set forth in Schedule 3.2(i) of this Agreement.

(j)  Seller shall have tendered for delivery all of the certificates, documents and other items set forth in Section 3.7 of this Agreement.

3.3  Conditions to the Obligations of Seller. Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the Asset Purchase are subject to the following conditions precedent:

(a)  Each of the representations and warranties made by Purchaser in this Agreement shall be and have been true and correct in all respects as of the date of this Agreement through and including on the Closing Date.

(b)  Purchaser shall have performed in all material respects all of its obligations and shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed by or complied with by Purchaser prior to or at the Closing Date.

(c)  Purchaser shall have tendered for delivery all of the certificates, documents and other items set forth in Section 3.8 of this Agreement.

(d)  No Litigation shall have been instituted, made or threatened in writing by any Person relating to the Asset Purchase or the validity or propriety of any aspect of the Asset Purchase that would make consummation of the Asset Purchase inadvisable in the reasonable opinion of Seller.

(e)  Seller shall have received by the Closing Date all licenses, permits, franchises and other authorizations, rights and privileges of governmental and regulatory authorities, Agencies, Investors and Insurers, including any state mortgage banking licenses, required to permit Seller to sell the Production Assets to Purchaser.

(f)  Purchaser shall have offered employment to a sufficient number of employees working within the Acquired Division so that Seller shall have no obligations under WARN arising from the sale of the Acquired Division.

3.4  Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and Seller on the other hand, to consummate the Asset Purchase are subject to the following conditions precedent:

(a)   No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Asset Purchase shall have been issued and shall remain in effect.

(b)  To the extent the consummation of the Asset Purchase requires that Seller obtain the consent or waiver of any party to any material lease, license, or other contract or agreement that is a Production Asset, such consent or waiver shall have been obtained.

3.5  Seller Effective Date Deliveries. On the Effective Date, Seller shall deliver to Purchaser:

(a)  A copy of the resolutions of the board of directors and the stockholders of Seller authorizing the execution and delivery of this Agreement and the consummation of the Asset Purchase, certified by an appropriate officer of Seller;

(b)  Certificates of incumbency of the officers of Seller dated as of the Effective Date;

(c)  One or more certificates signed by an authorized officer of Seller, dated as of the Effective Date, to the effect that (i) each of Seller’s representations and warranties made in Article IV hereof are true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Effective Date and that all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Seller at or prior to the Effective Date have been duly complied with and performed in all material respects, and (ii) the resolutions of the board of directors and stockholders of Seller delivered to Purchaser pursuant to this Section have not been amended, modified, annulled or revoked and are in full force and effect as of the Effective Date;

(d)  A certificate issued by the Secretary of State of the State of Delaware stating that Seller is in good standing, which certificate is dated no earlier than ten (10) Business Days prior to the Effective Date;

(e)  Bills of Sale, assignments and other instruments of conveyance and transfer in form reasonably satisfactory to Purchaser transferring to Purchaser the Production Assets (other than the Leases and Equipment Leases), free and clear of all Liens as of the Effective Date;

(f)  The Correspondent Agreement executed by Seller; and

(g)  The Management Services Agreement executed by Seller.

3.6  Purchaser Effective Date Deliveries. On the Effective Date, Purchaser shall deliver to Seller:

(a)  A copy of the resolutions of the board of directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the Asset Purchase, certified by or appropriate officer of Seller;

(b)  One or more certificates signed by an authorized officer of Purchaser, dated as of the Effective Date, to the effect that (i) each of Purchaser’s representations and warranties made in Article V hereof are true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Effective Date, (ii) all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Purchaser at or prior to the Effective Date have been duly complied with and performed in all material respects, and (iii) the resolutions of the board of directors of Purchaser delivered to Seller by Purchaser pursuant to Section 3.6(a) have not been amended, modified, annulled or revoked and are in full force and effect as of the Effective Date; and

(c)  A certificate issued by the Secretary of State of the State of Illinois stating that Purchaser is in good standing, which certificate is dated no earlier than ten (10) Business Days prior to the Effective Date;

(d)  The Correspondent Agreement executed by Purchaser; and

(e)  The Management Services Agreement executed by Purchaser.

3.7  Seller Closing Date Deliveries. On the Closing Date, Seller shall deliver to Purchaser:

(a)  Certificates of incumbency of the officers of Seller dated as of the Closing Date;

(b)  One or more certificates signed by an authorized officer of Seller, dated as of the Closing Date, to the effect that (i) each of Seller’s representations and warranties made in Article IV hereof are true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date and that all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Seller at or prior to the Closing Date have been duly complied with and performed in all material respects, and (ii) the resolutions of the board of directors and stockholders of Seller delivered to Purchaser pursuant to Section 3.5(a) have not been amended, modified, annulled or revoked and are in full force and effect as of the Closing Date;

(c)  A certificate issued by the Secretary of State of the State of Delaware stating that Seller is in good standing, which certificate is dated no earlier than ten (10) Business Days prior to the Closing Date;

(d)  The original Loan Files related to the Pipeline Applications;

(e)  The Sublease executed by Seller;

(f)  Bills of Sale, assignments and other instruments of conveyance and transfer in form reasonably satisfactory to Purchaser transferring to Purchaser the Leases and Equipment Leases, free and clear of all Liens, as of the Closing Date; and

(g)  Landlord estoppel certificates from the landlord for each of the Premises in form and substance reasonably satisfactory to Purchaser.

3.8  Purchaser Closing Date Deliveries. On the Closing Date, Purchaser shall deliver to Seller:

(a)  One or more certificates signed by an authorized officer of Purchaser, dated as of the Closing Date, to the effect that (i) each of Purchaser’s representations and warranties made in Article V hereof are true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date, (ii) all of the terms, covenants and conditions of this Agreement required to be complied with and performed by Purchaser at or prior to the Closing Date have been duly complied with and performed in all material respects, and (iii) the resolutions of the board of directors of Purchaser delivered to Seller by Purchaser pursuant to Section 3.6(a) have not been amended, modified, annulled or revoked and are in full force and effect as of the Closing Date;

(b)  A certificate issued by the Secretary of State of the State of Illinois stating that Purchaser is in good standing, which certificate is dated no earlier than ten (10) Business Days prior to the Closing Date; and

(c)  The Sublease executed by Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1  Representations and Warranties of Seller. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants as follows (it being acknowledged that each such representation and warranty is made to Purchaser as of the date hereof, the Effective Date and the Closing Date, unless otherwise expressly provided herein):

(a)  Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing to transact business in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)  Authority. Seller has all requisite power, authority and capacity to execute and enter into this Agreement and to perform the obligations required of Seller hereunder and under the other documents, instruments and agreements required to be executed by Seller pursuant hereto. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have each been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, conservatorship, receivership, moratorium and other laws affecting the rights of creditors generally and subject to general principles of equity, including without limitation those regarding the availability of specific performance (collectively, the “Limitations”).

(c)  No Conflicts. The execution, delivery and performance of this Agreement by Seller, its compliance with the terms hereof and consummation of the transactions contemplated hereby, will not violate, conflict with, result in a breach of, give rise to any Lien or any right of termination, cancellation or acceleration, constitute a default under, be prohibited by or require any additional consent or approval (other than the Consents specified on Schedule 4.1(d), which will be obtained by Seller on or before the Effective Date) under (i) Seller’s articles of incorporation or by-laws, (ii) any material contract, loan agreement, indenture, mortgage or other undertaking to which Seller is a party or by which Seller is bound or which affects the Production Assets, or (iii) any law, rule, regulation, ordinance, order, injunction, judgment or decree (including the Mortgage Loan Requirements) applicable to Seller or to the Production Assets the effect of which violation or breach reasonably would be expected to have a Material Adverse Effect upon Seller’s ability to comply with its obligations under this Agreement or upon the business, operations or financial condition of Seller.

(d)  Consents. Except as set forth on Schedule 4.1(d), there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority, or any Agency, Investor or Insurer as a condition to the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement.

(e)  Compliance with Laws. Seller has complied with, is not in default under and no act or omission has occurred which reasonably could be expected to result in a violation of, any law, ordinance, requirement, regulation, rule, judgment, decree or order applicable to Seller, its operations, and employees (including without limitation the Employee Benefits and Employee-Related Matters), the violation of which reasonably would be expected to have a Material Adverse Effect. To Seller’s knowledge, Seller has not engaged in any unfair labor practice, created a hostile work environment, sexually harassed an employee or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. With respect to Seller, there are no (A) unfair labor practice or harassment charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or, to the knowledge of Seller, threatened against Seller before any governmental entity nor, to the knowledge of Seller, does any basis therefor exist; or (B) existing or, to the knowledge of Seller, threatened labor strikes, disputes, grievances, or controversies affecting Seller (as it relates solely to the Acquired Division and the Production Assets), nor does any basis therefor exist.

(f)  Licenses, Permits and Approvals. With respect to the Acquired Division, Seller (i) has, and at all other relevant times had, all material federal, state and local licenses, permits, franchises and other authorizations, rights and privileges of governmental authorities, Agencies, Investors and Insurers required to permit it to own its properties and to conduct its business, including but not limited to any required state mortgage banking and real estate licenses, except where such failure would not reasonably be expected to result in a Material Adverse Effect, (ii) has not received any notice that revocation is being considered with respect to any of such required licenses, permits, or authorizations, (iii) is in compliance with all and has not violated in any material respect such licenses, permits and authorizations; and (iv) has timely filed all applications for renewal (on substantially the same terms and conditions) of any required licenses, permits and authorizations for which renewal applications must have been filed prior to the Closing Date. There are no proceedings pending, or to the knowledge of Seller, threatened, that could reasonably be expected to result in the revocation, cancellation, modification, or suspension of any such required licenses, permits or authorizations. Without limiting the generality of the foregoing, Seller is an FHA approved mortgagee, a VA automatic lender, a FNMA seller/servicer and a FHLMC seller/servicer, all in good standing and under no material disability to participate in the program for which Seller has obtained approval.

(g)  Litigation, Investigations, Regulatory Matters. Except as set forth on Schedule 4.1(g), there is no claim, action, hearing, audit, defense, suit, litigation, set-off, counterclaim, arbitration, proceeding or governmental or regulatory investigation (collectively “Litigation”) pending or, to Seller’s knowledge, threatened, or any order, injunction or decree outstanding or, to the knowledge of Seller, threatened, that pertains to or adversely affects (i) the Production Assets; (ii) the Acquired Division; (iii) the Assumed Obligations or (iv) Seller’s or its Affiliates’ employee benefit plans relating to any Hired Employee, including, without limitation, any Litigation related to requirements associated with employment and employment practices, terms and conditions of employment, overtime pay or other wage and hour issues, failure to pay any form of compensation or employee benefit, race, sex, age or other discrimination, harassment, or other employee-related matters with respect to Hired Employees (such requirements, collectively, the “Employee-Related Matters”). To Seller’s knowledge, there does not exist any fact or circumstance that would reasonably be expected to give rise to any such Litigation, order, injunction or decree. Seller is not a party to nor is it or any of the Production Assets subject to any outstanding order, decree, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, any federal, state, local or foreign governmental or regulatory agency or authority charged with the supervision or regulation of mortgage banking companies (including the Agencies).

(h)  Production Assets. Except for the Assumed Obligations, Seller owns the Production Assets free and clear of all Liens except for Permitted Liens. Except for the Assumed Obligations, the documents selling, assigning, conveying and otherwise transferring the Production Assets will transfer the aforesaid items to Purchaser free and clear of all Liens except for Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other properties that are a part of the Production Assets acquired by Purchaser hereunder are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used. Immediately prior to the Effective Date, Seller will own, and have legal rights to use as currently used in its business, the Production Assets. All of the Production Assets that are transferred and assigned by Seller to Purchaser on the Effective Date and the Closing Date are sufficient to operate the business and affairs of the Acquired Division in the ordinary course and consistent with the manner in which it was conducted prior to the Effective Date and the Closing Date. All such Production Assets have been used by Seller in all material respects in accordance with all applicable license agreements and other requirements related thereto. Seller is the owner of all right, title and interest in and to the Name, free and clear of all Liens except for Permitted Liens, and has not granted to any third party any right to license, sublicense or use the Name. The Name is not involved in any Litigation, and no such action has been threatened in writing or, to Seller’s knowledge, otherwise threatened with respect to the Name. The Leased Premises are the only locations where Seller conducts wholesale Mortgage Loan origination operations. Seller is not restricted from conducting wholesale Mortgage Loan origination operations in any location by agreement, court order or otherwise.

(i)  Mortgage Loan Compliance. Seller has complied in all material respects with all applicable Mortgage Loan Requirements with respect to Seller’s operations and activities, including without limitation the origination, processing, underwriting and credit approval of the Pipeline Applications, such as, among others, (a) those laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and (b) the handbooks and guides (including without limitation selling and servicing guides) of and contracts with any Investor, except when such non-compliance would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the documentation in connection with the origination, processing, underwriting and credit approval of the Pipeline Applications satisfied all applicable Mortgage Loan Requirements in effect at the time such Pipeline Applications were prepared and processed by Seller.

(j)  No Default, Breach or Violation. To Seller’s knowledge, there is no default, breach or violation existing under any Pipeline Application, and no event known to Seller and not disclosed to Purchaser which with the passage of time or with notice and the expiration of any grace or cure period would constitute such default, breach or violation; and Seller has not waived any such default, breach or violation.

(k)  Books and Records; Loan Files. Seller has kept and maintained books and records that are accurate in all material respects in connection with the origination, processing, underwriting and credit approval of the Pipeline Applications. The information contained in each Loan File with respect to the Pipeline Applications, and other documents upon which underwriters generally rely (such as verification of employment) are, in all material respects, complete and accurate and are in compliance with all applicable Mortgage Loan Requirements.

(l)  Pipeline Applications. Schedule 4.1(l) will set forth, as of the date hereof, the Effective Date and as of the Closing Date, the name and address of each potential borrower who has submitted a Pipeline Application for review, provided that the Pipeline Application is then in force and has not resulted in a closed loan, the name of the originating broker responsible for taking the Pipeline Application, the name of the intended Investor, if any, the type of loan program and the rate which Seller has committed to the related borrower, the expected loan amount, the fees Seller expects to charge the broker or the borrower to close the underlying Mortgage Loan, as applicable, and, if known, the closing date, and whether the Pipeline Application has been approved by Seller and whether it constitutes a Locked Pipeline Application. In the case of any of the Pipeline Applications that have been approved by Seller, there are and will be no terms or conditions under the reasonable control of Seller that will prevent Purchaser from timely making any required redisclosures or otherwise complying with all applicable Mortgage Loan Requirements, provided that Purchaser acts in accordance with normal mortgage banking standards and procedures. Except as reflected in the computer records and computer files of Seller, Seller has not undertaken or agreed to any amendment, revision or modification of any Pipeline Application. Any modification has been made in accordance with all applicable Mortgage Loan Requirements.

(m)  Leases and Equipment Leases. Attached hereto as Schedules 4.1(m), 4.1(m)-1 and 4.1(m)-2 are correct and complete lists of the Leased Premises and the Loan Fulfillment Center, the Leases and Equipment Leases, respectively. Schedules 4.1(m)-1 and 4.1(m)-2 set forth, as applicable, the name of the lessor, the property or equipment leased or service provided, the lease rate or rent and the remaining term. True, correct and complete copies of the Leases and the Equipment Leases have been provided by Seller to Purchaser prior to the date hereof. With respect to each such Lease and Equipment Lease:

(i)  The lease agreement is a legal, valid, binding and enforceable obligation (subject to the Limitations) of Seller and in full force and effect, and its transfer and assignment to Purchaser hereunder will not change its terms (other than the substitution of Purchaser’s name for Seller’s name as contracting party and other than the substitution of Purchaser’s contact information for that of Seller with respect to notice provisions) following the Closing Date;

(ii)  Neither Seller (nor, to Seller’s knowledge, the other party to the lease agreement) is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default on the part of Seller (or, to Seller’s knowledge, on the part of the other party to the lease agreement) or permit termination, modification or acceleration thereunder against Seller (or, to Seller’s knowledge, against the other party to the lease agreement); and

(iii)  Seller has no dispute, and has no knowledge of any dispute by the other party to the lease agreement, as to such lease agreement. There are no oral agreements in effect as to such lease agreement.

(iv)  Seller as lessee has the right under the Leases and Equipment Leases to occupy, use, possess and control all property leased under such Leases and Equipment Leases as occupied, used, possessed and controlled by Seller on the date hereof.

(n)  Contract Rights. Schedule 4.1(n) sets forth a list of the agreements giving rise to the Contract Rights. True, correct and complete copies of all such agreements have been made available by Seller to Purchaser prior to the date hereof. With respect to each such agreement:

(i)  The agreement is a legal, valid, binding and enforceable obligation (subject to the Limitations) of Seller and in full force and effect, and its transfer and assignment to Purchaser hereunder will not change its terms;

(ii)  Neither Seller (nor, to Seller’s knowledge, the other party to the agreement) is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default on the part of Seller (or, to Seller’s knowledge, on the part of the other party to the agreement) or permit termination, modification or acceleration thereunder against Seller (or, to Seller’s knowledge, against the other party to the agreement); and

(iii)  Seller has no dispute, and has no knowledge of any dispute by the other party to the agreement, as to such agreement. There are no oral agreements in effect as to such agreement.

(o)  Financial Statements. Schedule 4.1(o) contains true, correct and complete copies of the balance sheets of Seller as of December 31, 2004 and 2003, and the related statements of income for the years ended 2004 and 2003 (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of Seller, have been prepared consistent with past practices, have been prepared in accordance with GAAP and present fairly in all material respects the financial position of Seller on the dates of such statements and the results of operations for the periods covered. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except to the extent set forth in or provided for in the Financial Statements, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Acquired Division has no material liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due, whether properly reflected under cash basis accounting as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not.

(p)  Intellectual Property. To Seller’s knowledge, Seller has all necessary Intellectual Property rights to use all of the Transferred Intellectual Property as currently used in connection with the Acquired Division. To Seller’s knowledge, the Transferred Intellectual Property as currently used by Seller does not violate or infringe the Intellectual Property or proprietary rights of any other Person. There has not been any Litigation, and to Sellers' knowledge, no Litigation is pending or threatened, against them concerning any claim that the Transferred Intellectual Property infringes or violates the Intellectual Property rights of any other Person, or that Seller has breached any Intellectual Property license. No claim has been asserted in writing against Seller that any of the Intellectual Property infringe or violate the Intellectual Property rights of any other Person, or that Seller has breached any Intellectual Property license. To Seller’s knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach by Seller, or to Sellers' knowledge, another Person, under any Intellectual Property license related to the Transferred Intellectual Property. No party to any Intellectual Property license related to the Transferred Intellectual Property has given Seller notice of its intention to cancel, terminate or fail to renew any such any Intellectual Property license related to the Transferred Intellectual Property. To Sellers' knowledge, no Person is infringing or violating any Intellectual Property license related to the Transferred Intellectual Property. Schedule 4.1(p) contains a complete and accurate list and summary description of all registered copyrights owned by Seller that are part of the IP Systems, which registrations are currently in compliance with all formal legal requirements, and to Sellers' knowledge, are valid and enforceable. To Seller’s knowledge, the documentation relating to the Transferred Intellectual Property is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use. Seller has registered the Name with the United States Patent and Trademark Office and such registration is valid and enforceable. The Name has not been and it is not involved as of the Effective Date in any opposition or cancellation or any other type of Litigation challenging Seller’s rights therein, and, to Seller’s knowledge, no such action is threatened with respect to the Name. All Internet domain names used in connection with the Acquired Division are subject to currently effective Internet domain name registrations.

(q)  Insurance. Seller maintains customary insurance policies with respect to the Production Assets and the Acquired Division. Such policies are in full force and effect and all premiums due thereon have been paid in full. Seller has complied in all material respects with the provisions of such policies. A complete list of the insurance policies maintained by Seller is set forth in Schedule 4.1(q).

(r)  Statements Made. None of (i) the representations or warranties of Seller contained herein and (ii) the information contained in Seller’s Schedules hereto is, as of the date hereof, or will be, as of the Effective Date or the Closing Date, false or misleading in any material respect or omits or will omit to state a fact herein or therein required to be stated or necessary to make the statements herein or therein not misleading in any material respect.

(s)  Environmental, Health and Safety.

(i)  As to the Loan Fulfillment Center and any real property that is the subject of any Lease, and as to the period of time of Seller’s lease of such property, with respect to such Premises, Seller has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state or local government (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Seller or relating to the Premises alleging any failure to comply with such laws or regulations. During the term of Seller’s lease of such property, with respect to the Premises and to Seller’s knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste was buried, stored (in violation of law), spilled, leaked, discharged, emitted or released. Pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste shall be as those terms are identified and defined in the comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substance Control Act of 1976, the Refuse Act of 1989, or the Emergency Planning and community Right-to-Know Act of 1986 (each as amended), or any other law or rule or regulation thereunder (hereinafter referred to as “Hazardous Material”).

(ii)  As to any predecessors in interest to the Loan Fulfillment Center or any real property that is the subject of any Lease, to Seller’s knowledge, no Hazardous Material has ever been buried, stored, spilled, leaked, discharged, emitted or released, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced for failure to comply with any laws or regulations concerning the environment, public health and safety, including but not limited to those federal acts listed in the previous subsection.

(iii)  With regard to the Loan Fulfillment Center and any real property that is the subject of any Lease, there are no violations, in any material respect, of the Americans With Disabilities Act.

(t)  Employee Matters. Schedule 4.1(t) sets forth an accurate and complete list of (i) all information contained on Seller’s employee census and payroll data report for each Hired Employee, (ii) the names of all Hired Employees with whom Seller is a party to an employment, compensation or other similar agreement (attached to Schedule 4.1(t) shall be copies of all such agreements), and (iii) all severance and other payments that have accrued or should have accrued as of the Closing Date for a Hired Employee as a result of the termination of employment of any such Hired Employee or in connection with the consummation of the transactions contemplated herein. Other than as set forth on Schedule 6.7(a)-1, there are no Accrued Compensation and Benefits for the Hired Employees. Seller has satisfied or will have satisfied prior to the Closing Date all of its obligations with respect to any sick leave or vacation leave that has accrued during any period prior to the Closing Date. The information provided by Seller in Schedule 4.1(t) and Schedule 6.7(a)-1 shall be true, correct and complete as of the date hereof, the Effective Date and the Closing Date. Seller does not have any oral agreements or arrangements with any of its employees or approved brokers.

(u)  Unions. Seller has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Seller are represented by any union, labor organization or collective bargaining unit. To the knowledge of Seller, the employees of Seller have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

(v)  Absence of Certain Changes. Except as set forth in Schedule 4.1(v), since December 31, 2004, Seller (with respect to the Acquired Division only) has not: (i) suffered any Material Adverse Effect; (ii) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has adversely affected, or could reasonably be expected to adversely affect, its business; (iii) acquired or disposed of any assets except in the ordinary course of business; (iv) waived any material rights or forgiven any material claims; (v) lost, terminated or experienced any change in its relationship with any Hired Employee, customer or supplier, which termination or change had a Material Adverse Effect, or could reasonably be expected to have a Material Adverse Effect, on its business or assets; (vi) entered into any material agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; (vii) entered into, adopted or amended any Employee Benefit Plan; or (viii) entered into any other commitment or transaction or experienced any other event that would reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), operations, assets, liabilities, business of the Acquired Division or any of the Production Assets.

(w)  Tax Matters.

(i)  With respect to the Acquired Division, all required foreign federal, state, local and other tax returns, notices and reports (including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment tax returns) of Seller have been accurately prepared in all material respects and duly and timely filed, and all foreign, federal, state, local and other taxes, interest, penalties and additions to tax required to be paid with respect to the periods covered by such returns have been paid, except for taxes being accrued and protested or not being paid in good faith and disclosed in Schedule 4.1(w)(i). Seller has not been delinquent in the payment of any tax, assessment or governmental charge.

(ii)  Seller has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. No tax audit, action, suit, proceeding, investigation or claim is now pending nor, to the knowledge of Seller, threatened against Seller.

(iii)  Seller has withheld or collected from each payment made to each of its employees working in the Acquired Division, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax receiving officers or authorized depositories.

(iv)  There are no Liens (other than Permitted Liens) for taxes upon any of the Production Assets nor, to Seller’s knowledge, is any taxing authority in the process of imposing Liens for taxes upon any of the Production Assets.

(x)  Certain Payments. Neither Seller (as it relates to the Acquired Division) nor any director, officer, manager or employee of Seller (as it relates to the Acquired Division) has paid or caused to be paid, directly or indirectly, in connection with the business of Seller (as it relates to the Acquired Division): (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (ii) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

(y)  No Insolvency. After giving effect to the transactions contemplated in this Agreement, including the Asset Purchase, Seller’s assets would exceed its liabilities, all as determined using GAAP. The Transaction will not render Seller unable to pay its debts as they become due in the ordinary course of its operations. Seller would not otherwise be insolvent after giving effect to the Asset Purchase.

(z)  Broker Fees. Except for fees and commissions that may be paid by Seller to Stratmor Group at or prior to the Closing Date (for which Seller is solely responsible), neither Seller nor any person acting on Seller’s behalf has (nor will it at any time hereafter have) any liability to any broker, finder or agent or has agreed (nor will it at any time hereafter agree) to pay any brokerage commission or financial advisory fee with respect to the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1  Representations and Warranties of Purchaser. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants as follows (it being acknowledged that each such representation and warranty is made to Seller as of the date hereof, the Effective Date and the Closing Date, except as otherwise provided):

(a)  Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Illinois Purchaser is duly qualified and in good standing to transact business in each jurisdiction in which such qualification is necessary, other than those jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of Purchaser.

(b)  Authority. Purchaser has all requisite corporate power and authority and capacity to execute and enter into this Agreement and to perform the obligations required of it hereunder and under the other documents, instruments and agreements required to be executed by Purchaser pursuant hereto. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby, and thereby, have each been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Limitations.

(c)  No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, its compliance with the terms hereof and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, give rise to any right of termination, cancellation or acceleration, constitute a default under, be prohibited by or require any additional consent or approval under (i) Purchaser’s articles of incorporation or bylaws, (ii) any material contract, loan agreement, indenture, mortgage or other undertaking to which it is a party or by which it is bound or (iii) any law, rule, regulation, ordinance, order, injunction or decree applicable to it the effect of which violation or breach reasonably would be expected to have a material adverse effect upon Purchaser’s ability to comply with its obligations under this Agreement.

(d)  Compliance with Laws. Purchaser is not in default under and has not violated any applicable law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably would be expected to materially and adversely affect Purchaser’s ability to comply with its obligations under this Agreement.

(e)  Consents. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority or any Agency or Insurer as a condition to the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement.

(f)  Broker Fees. Neither Purchaser nor any Person acting on Purchaser’s behalf has (nor will it at any time hereafter have) any liability to any broker, finder or agent or has agreed (nor will it at any time hereafter agree) to pay any brokerage commission or financial advisory fee with respect to the transactions contemplated by this Agreement.

(g)  Litigation, Investigations, etc. There is no litigation, pending or, to Purchaser’s knowledge, threatened, or any order, injunction or decree outstanding or, to the knowledge of Purchaser, threatened, that pertains to or adversely affects or could reasonably be expected to adversely affect the Purchaser’s ability to comply with its obligations under this Agreement.

(h)  Statements Made. None of (i) the representations or warranties of the Purchaser contained herein and (ii) the information contained in Purchaser’s Schedules hereto, is, as of the date hereof, or will be, as of the Effective Date or the Closing Date, false or misleading in any material respect or omits or will omit to state a fact herein or therein required to be stated or necessary to make the statements herein or therein not misleading in any material respect.

(i)  Financial Capability. Purchaser has sufficient funds available to it to consummate the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1  Operation of the Acquired Division. From the date hereof until the Closing Date, except (i) as contemplated by this Agreement, (ii) in the ordinary course of business, (iii) as provided in the Operating Plan or (iv) to the extent that Purchaser provides prior written consent to do otherwise, which consent may not be unreasonably withheld:

(a)  Seller shall (i) maintain Seller’s corporate existence in good standing, (ii) maintain the general character of the Acquired Division and conduct the Acquired Division in a commercially reasonable manner consistent with past practice, (iii) maintain proper business and accounting records relative to the Acquired Division, (iv) use commercially reasonable efforts to preserve relationships with customers, suppliers, Agencies, Investors and Insurers of the Acquired Division, (v) maintain the Production Assets in good condition and repair, ordinary wear and tear excepted, (vi) maintain procedures for protection of the IP Systems, and (vii) maintain presently existing insurance coverages with respect to the Production Assets and the Acquired Division.

(b)  Seller shall not: (i) terminate or amend or modify the lease related to the Loan Fulfillment Center or any Lease, Equipment Lease or Contract Right; (ii) enter into or amend or renew any individual employment agreements with any Hired Employee; (iii) grant any salary or wage increase or increase any employee benefit for any Hired Employee (including incentive or bonus payments); (iv) sell, transfer, assign or otherwise dispose of or encumber any of the Production Assets; (v) cancel any debt or waive or compromise any claim or right relating to the Acquired Division in one transaction or a series of related transactions having a value in excess of $5,000; (vi) make any capital expenditure or commitment relating to the Acquired Division in excess of (A) $5,000 per project or related projects or (B) $10,000 in the aggregate other than expenditures necessary to maintain in good repair existing assets; (vii) terminate, cancel or amend any material insurance coverage maintained by Seller with respect to the Production Assets or activities of the Acquired Division which is not replaced by an adequate amount of insurance coverage at reasonable cost; (viii) merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it; (ix) transfer, mortgage, encumber or otherwise dispose of any of the Pipeline Loans other than in the ordinary course of business; (x) except for Mortgage Loans or commitments for Mortgage Loans that have been previously approved by Seller prior to the Effective Date (a) or acquire any Mortgage Loan or issue a commitment for any Mortgage Loan except for Mortgage Loans and commitments that are made or acquired in the ordinary course of business consistent with past practice and with an individual principal balance of $3,000,000 or less; or (b) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of $3,000,000; (xi) except as necessary in order to comply with Mortgage Loan Requirements or the requirements of this Agreement or in response to competitive or market conditions in order to preserve the value of its franchise, make any material changes in its policies and practices with respect to (a) underwriting, and originating of Mortgage Loans or (b) hedging the Pipeline Loans; (xii) make any changes to its accounting methods, practices or policies, except as may be required under law, rule, or GAAP, in each case as concurred in by Seller's independent public accountant; (xiii) settle any action filed or otherwise instituted against it, the Production Assets or the Acquired Division if such settlement would contain any relief against the Production Assets or the Acquired Division other than monetary damages; or (xiv) agree to do any of the foregoing.

6.2  Cooperation. Each of the Parties shall use its reasonable best efforts to file and prosecute any required regulatory applications and take other reasonable and appropriate action to consummate the transactions contemplated by this Agreement as promptly as possible. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement and in connection with Purchaser’s filing and obtaining mortgage banking licenses and approvals from FNMA, FHLMC, GNMA, HUD, VA, RHS (if desired) and applicable state authorities, and they shall comply with all material laws and Mortgage Loan Requirements in connection therewith. In all cases where there is a conflict between the applicable laws and Mortgage Loan Requirements and any provisions of this Agreement, the applicable laws and Mortgage Loan Requirements shall take precedence.

6.3  Further Assurances. Each Party covenants and agrees with the other Party that it will, whenever and as often as reasonably requested so to do by such other Party or its successors and assigns, do, execute, acknowledge and deliver any and all such other and further acts, assignments, limited powers of attorney, acknowledgments, acceptances and any instruments of further assurance, approvals and consents as such other Party or its successors and assigns, may hereinafter reasonably deem necessary or proper in order to complete and perfect the conveyances contemplated hereby.

6.4  Consents.

(a)  General. Each of Seller and Purchaser shall prepare and submit all documentation necessary to obtain the Consents and regulatory licenses and approvals required to be obtained by it. Purchaser and Seller shall cooperate in good faith in connection with obtaining the Consents and such regulatory licenses and approvals. Each of Seller and Purchaser shall use its reasonable efforts to obtain the Consents and such regulatory licenses and approvals as soon as possible following the Effective Date but in no event later than the Closing Date; provided, however, that Purchaser shall use its commercially reasonable efforts to file by June 30, 2005 initial applications for regulatory licenses in each state in which it will be required to obtain such a license to operate the Acquired Division as operated on the date hereof. Purchaser and Seller shall take all commercially reasonable steps to assure that Purchaser can, on and after the Effective Date or the Closing Date, as applicable, control and operate the Production Assets for which any required Consent has not been received prior to or on the Closing Date such as through an appropriate sublease or other financial undertaking, without material adverse modification to the rights of Purchaser that would have accrued to Purchaser had such Consent been obtained and without cost or expense to Purchaser (other than the costs and expenses incurred by Purchaser (including professionals’ fees and expenses) in connection with the review of such Consent).

(b)  Form of Consents. The requests for Consent to, or notices of, the intended transfer to Purchaser of the Production Assets, shall be in a form reasonably acceptable to Seller and Purchaser.

6.5  Notification. Each Party shall give prompt notice to the other Party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the Effective Date or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.6  Access to Documents, Files, Records, Personnel, etc. Commencing as of the date hereof and continuing for a period of five (5) years after the Closing Date, Seller will afford and cause to be afforded to Purchaser (a) such access during normal business hours, upon prior notice, to such books and records of Seller as Purchaser may reasonably request in connection with matters relating to the Acquired Division or the Production Assets; and (b) such assistance in locating and copying such books and records as Purchaser may reasonably request. If Seller shall desire to destroy any such books and records prior to the expiration of such five-year period, Seller shall, prior to such destruction, give Purchaser a reasonable opportunity, at its expense, to segregate, remove and store the books and records to be destroyed, or any of them, as determined by Purchaser. Seller shall furnish Purchaser such incidental information relating to the Production Assets, which is reasonably available to Seller, supplementary to the information contained in the documents and Schedules delivered pursuant hereto, as Purchaser may reasonably request.

6.7  Seller’s Employees.

(a)  Purchaser shall deliver to Seller a list, within five (5) Business Days after the date hereof on Schedule 6.7(a)-1, of those employees to whom it intends to extend offers of employment (“Hired Employees”). Purchaser intends to extend offers of employment to the Hired Employees on substantially the same terms, including compensation and benefits, as such employees had with Seller immediately prior to the Effective Date; provided, however, that with respect to benefits provided by Purchaser to the Hired Employees, Purchaser shall only be obligated to provide such Hired Employees with benefits substantially similar to those that Purchaser provides to its similarly situated employees. Seller shall take no action that reasonably would be expected to prevent any employee from accepting employment with Purchaser (for instance, Seller shall not disparage Purchaser, the Acquired Division or any Production Asset, their respective employees or management, or their respective business plans). Purchaser will not assume and will have no obligation with respect to any employee bonus, retirement, pension, profit sharing, incentive, deferred compensation, medical, retiree medical, retiree life, other insurance plan, employee severance, vacation or sick leave plan or policy or other employee benefit plan of Seller of any kind (collectively, “Employee Benefit Plans”). Purchaser shall have no responsibility for any Accrued Compensation and Benefits. However, Purchaser agrees to use commercially reasonable efforts to give to each employee of Seller who is hired by Purchaser on the Closing Date credit for past service with Seller for purposes of participation in any employee, retirement, pension, profit sharing, bonus, incentive, deferred compensation, medical, vacation, sick leave or other employee benefit plan of Purchaser in which such employee may be eligible to participate. Purchaser will not be required to establish or adopt any employee benefit plan or policy to accommodate Seller’s employees. Purchaser shall take commercially reasonable steps to waive any applicable waiting period and pre-existing condition exclusions related to any newly established 401(k) plan and health insurance benefits and shall use commercially reasonable efforts to cause any Hired Employee and their dependents to be eligible to participate in one of Purchaser’s group health plans effective as of the Closing Date. Purchaser is not, and shall not be deemed to be, a successor employer to Seller or any affiliate thereof with respect to any employee benefit plan of Seller; and no plan adopted or maintained by Purchaser after the Closing Date is or shall be deemed to be a “successor plan” (as such term is defined in Section 4021(a) of the Employee Retirement Income Security Act).

(b)  Except as specified in Section 6.7(a) above, Seller shall pay for (and otherwise be responsible for) all other costs and expenses relating to its employees (including, but not limited to, the Hired Employees) if such cost or expense arises or accrues on or before the Closing Date, including but not limited to salaries, commissions and other compensation, severance payments, accrued vacation pay, unused sick leave, bonuses that are payable for or relate to the period to and including the Closing Date, fringe benefits, pension, health and other amounts. With respect to the Hired Employees, Seller and its affiliates shall (i) fully vest all participants in Seller’s 401(k) Plan and make whatever distributions to participants in those plans as are permitted by law and (ii) provide notices concerning eligibility for continuation health coverage under all applicable health plans pursuant to Internal Revenue Code 4980B to eligible employees and family members and provide such individuals with the opportunity to elect to continue their health coverages under the applicable Seller or affiliate health and cafeteria plans, but only as to those employees requiring such protections.

6.8  Noncompetition.

(a)  Each of Seller, Ken Hickman and William Starkey covenants and agrees that it shall not engage in, and shall cause Seller’s Affiliates (excluding the Non-Restricted Affiliates) not to engage in, directly or indirectly, during the Production Period and for a period of one (1) year thereafter, the wholesale mortgage origination business in the states or other jurisdictions in which the Production Assets are located (as of the Closing Date) or from which Mortgage Loans were originated with the Production Assets on or prior to the Effective Date, including but not limited to serving as a consultant, shareholder or investor (other than as a passive investor in less than one percent (1%) of the outstanding capital stock of a publicly traded corporation). Seller further covenants and agrees that during the Production Period and for a period of one (1) year thereafter, Seller will not, and Seller shall cause its Affiliates (excluding the Non-Restricted Affiliates) not to, directly or indirectly, (i) hire any employee of Purchaser (including Hired Employees), (ii) solicit or induce, or attempt to solicit or induce, any employee of Purchaser (including Hired Employees) to terminate its employment or (iii) solicit or induce, or attempt to solicit or induce, any broker that has a business relationship with Purchaser (including brokers that had a business relationship with Seller prior to the Closing Date) to reduce the amount of business such broker conducts with Purchaser or terminate such business relationship. Notwithstanding anything in this Section 6.8 to the contrary, this covenant shall not prohibit or limit Seller or its Affiliates from engaging, currently or in the future, in the wholesale mortgage origination of WestWorks Loans in any geographic location.

(b)  Each of Seller, Ken Hickman and William Starkey hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 6.8 are reasonable and are no broader than are necessary to protect the legitimate business interests of Purchaser.

(c)  Each of Seller, Ken Hickman and William Starkey acknowledges that breach of any of the provisions of this Section 6.8 will give rise to irreparable injury to Purchaser, inadequately compensable in damages. Accordingly, Purchaser shall be entitled to seek injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to seek specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. Each of Seller, Ken Hickman, William Starkey and Purchaser further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent it from earning a reasonable livelihood. Each of Seller, Ken Hickman, William Starkey and Purchaser further acknowledges and agrees that the covenants contained herein are necessary for the protection of Purchaser’s legitimate business interests and are reasonable in scope and content.

(d)  Purchaser and each of Seller, Ken Hickman and William Starkey agree and stipulate that the agreements and covenants contained in this Section 6.8 are fair and reasonable in light of all of the facts and circumstances of the relationship between Purchaser and each of Seller, Ken Hickman and William Starkey, however, Purchaser, Seller, Ken Hickman and William Starkey are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Section 6.8, Purchaser, Seller, Ken Hickman and William Starkey agree that in the event a court should decline to enforce the provisions of this Section 6.8, that this Section 6.8 shall be deemed to be modified or reformed to restrict the limitations on competition with Purchaser to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of this Section 6.8 be deemed to be more restrictive to Seller, Ken Hickman or William Starkey, as applicable, than those contained herein.

6.9  Seller Name. Purchaser and Seller agree and acknowledge that Purchaser is acquiring all rights to the Name and Seller shall have no right of any kind to use such Name in any manner after the Closing Date except that Seller shall have the right to continue using its manuals in existence as of the Effective Date. Immediately following the Closing, Seller shall amend its articles of incorporation so as to change its name to such other name which is not, in the judgment of Purchaser acting reasonably, confusingly similar to the Name, and none of Seller or any of its affiliates, successors or assigns shall thereafter use the Name or other names acquired by Purchaser hereunder or names confusingly similar thereto.

6.10  WARN Legislation. Seller shall provide to all of Seller’s employees all notices that would be required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101-2109 (“WARN”) if such employees had suffered or were deemed to have suffered an “employment loss,” as defined in 29 U.S.C. Section 2101(a)(6) as a result of the transactions contemplated by this Agreement. Except as expressly set forth in this Agreement, Seller shall be responsible for any payments required to be made to such employees as a result of the termination of their employment with Seller.

6.11  Mail and Other Communications Received After the Final Closing Date. On and after the Closing Date, Purchaser may receive and open all mail or other communications addressed to Seller which Purchaser reasonably believes relates to the Production Assets and deal with the contents thereof to the extent such mail or other communications and the contents thereof relate to the Production Assets. If Seller receives mail or other communications which relate to the Production Assets on or after the Closing Date, Seller will deliver or cause to be delivered promptly to Purchaser such mail or other communications. If Purchaser receives mail or other communications which do not relate to the Production Assets on or after the Closing Date, Purchaser will deliver or cause to be delivered promptly to Seller such mail or other communications. Each Party agrees to keep and cause to be kept confidential the contents of any mail or other communications that are misdirected to it.

6.12  Notices. Seller shall comply with all provisions of any bulk sales, full or partial corporate dissolution or other similar laws or regulations of any state that would protect purchasers of assets, including any laws or regulations that provide for the giving of notice to known or potential creditors or other interested parties.

6.13  Tax Matters.

(a)  Transfer Taxes. All stamp, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be the sole obligation of Seller.

(b)  Discharge of Obligations. Seller covenants and agrees, subsequent to the Closing, to satisfy and discharge all obligations and liabilities of the Acquired Division, including the payment of all taxes, which are not Assumed Obligations hereunder prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against the Production Assets or the Purchaser, result in the imposition of any Lien on any of the Production Assets, or adversely affect the Purchaser’s title to or use of any of the Production Assets.

6.14  Compliance with Laws. During the sixty (60) day period following the Closing Date, Purchaser shall, with respect to the Pipeline Loans, comply with all federal, state, local or foreign laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders or processes applicable to the processing and origination of Pipeline Loans.

6.15  Operating Plan. Seller and Purchaser shall comply with the Operating Plan in accordance with its terms.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1  Production Payments. No later than thirty (30) days after the end of each Payment Period, Purchaser shall pay to Seller an amount equal to the Production Payment and the IP Systems Production Payment for such Payment Period, subject to any permissible setoffs or deductions; provided, however, that with respect to each Payment Period ending prior to the Closing Date, the Production Payment and the IP Systems Payment for such period shall be payable no earlier than the Closing Date; provided, further, however, that, with respect to the last Payment Period, the Production Payment and the IP Systems Payment for such period shall be made within thirty (30) days of the end of Purchaser’s fiscal quarter in which such Payment Period falls. Together with the Production Payment and the IP Systems Production Payment for each Payment Period, Purchaser shall deliver a schedule to Seller identifying the Mortgage Loans with respect to which the Production Payment and the IP Systems Production Payment was made.

7.2  Pipeline Expense Reimbursement. With respect to each Pipeline Loan funded and closed by Purchaser within sixty (60) days after the Effective Date, Purchaser shall reimburse Seller in the amounts set forth in Schedule 7.2 as payment for Seller’s reasonable and necessary expenses incurred in connection with such Pipeline Loan (the “Pipeline Expense Reimbursements”). Within thirty (30) days after the end of such sixty (60) day period Purchaser and Seller shall jointly prepare and agree upon a schedule identifying the Pipeline Loans funded and closed within such sixty (60) day period and the corresponding Pipeline Expense Reimbursement for such Pipeline Loan. Purchaser shall pay to Seller the aggregate amount of such Pipeline Expense Reimbursements within five (5) Business Days after the aggregate amount of the Pipeline Expense Reimbursements has been finally determined, but in no event shall Purchaser be obligated to pay such amounts prior to the Closing Date.

7.3  Audit. During the Production Period and for a period of one (1) year thereafter, Seller shall have the right to inspect and audit (at Seller's expense) Purchaser's records and financial information relating to any payments made or not made pursuant to Article VII.

7.4  Dispute Resolution. The following procedures shall govern any dispute relating to the amount of any payments required to be made pursuant to Article VII or any dispute that pursuant to the express provisions of this Agreement is subject to the requirements of this Section 7.4. The disputing Party shall deliver written notice to the other Party identifying the nature of the dispute. After delivery of such notice, the Parties shall use their commercially reasonable good faith efforts to resolve such dispute. If no resolution has been reached within thirty (30) days from the date the disputing Party delivers written notice to the other Party, the Parties agree that they shall use their commercially reasonable good faith efforts to resolve such dispute with the assistance of a mutually acceptable mediator. If a mutually acceptable mediator cannot be identified within ten (10) days or if no resolution has been reached within thirty (30) days after the start of such mediation, the Parties agree that they shall resolve the dispute by an arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The decision of the arbitrator shall be final, binding and non-appealable on the Parties for all purposes and such decision shall be entered in either the state or federal court having jurisdiction in the city in which the arbitration occurs. Any mediation or arbitration undertaken pursuant to this Section 7.4 shall take place in Chicago, Illinois.

7.5  Premises.

(a)  Except as otherwise set forth herein, after the Closing Date, Purchaser shall have the right to operate the operations at the Leased Premises and the Loan Fulfillment Center as it deems appropriate in its sole discretion. Notwithstanding the foregoing, Purchaser shall not unreasonably cease operations at a Leased Premises, except under the circumstances described in Section 7.5(c). The Parties acknowledge that it shall not be deemed unreasonable for Purchaser to cease operations at a Leased Premises in the event that the profitability or anticipated profitability of the operations related to the Leased Premises are not satisfactory to Purchaser.

(b)  During the portion of the Production Period after the Closing Date, Purchaser shall provide pricing and product programs for Mortgage Loans to the wholesale operations at the Leased Premises similar to the pricing and product programs for Mortgage Loans that Purchaser provides to its other wholesale operation offices. If a Leased Premises is located within thirty (30) miles of another office of Purchaser’s wholesale division, then the wholesale operations located at such Leased Premises shall have access to equivalent pricing and loan programs for Mortgage Loans to which the other office of Purchaser’s wholesale division has.

(c)  With respect to any of the Non-Terminable Leased Premises, if during the eighteen (18) month period following the Closing Date, (i) more than half of the employees that were working at a Non-Terminable Leased Premises as of the Closing Date cease working for Purchaser at such Non-Terminable Leased Premises and (ii) Purchaser ceases conducting wholesale mortgage operations at such Non-Terminable Leased Premises, then Seller shall be obligated to pay any and all costs and expenses incurred by Purchaser in subleasing such Non-Terminable Leased Premises (including the difference between rental payments received by Purchaser and retail payments payable by Purchaser) or terminating the Lease for such Non-Terminable Leased Premises. Purchaser may setoff or deduct any such amounts from any Production Payments payable after Purchaser ceases wholesale mortgage operations in such Non-Terminable Leased Premises.

(d)  With respect to the Lease for the Leased Premise located at 15851 Dallas Parkway, Addison, Texas, in the event Purchaser terminates such Lease, Seller shall reimburse Purchaser for fifty percent (50%) of the amount of the termination fees and other termination-related fees paid or incurred by Purchaser in connection with the termination of such Lease.

7.6  Expansion or Relocation of Leased Premises. The Parties acknowledge that if Purchaser expands the operations at any Leased Premises (or any premises to which such operations have been relocated), Seller shall be entitled to receive Production Payments with respect to the entire expanded business generated at the expanded premises. The Parties further acknowledge that if Purchaser relocates the operations of any Leased Premises to a new location, Seller shall be entitled to receive Production Payments with respect to the operations that are relocated.

7.7  Press Releases. Purchaser and Seller shall coordinate all publicity relating to any aspect of the Asset Purchase and, except as otherwise required by applicable laws and regulations, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any aspect of the Asset Purchase without obtaining the prior consent of the other, which consent shall not be unreasonably withheld.

ARTICLE VIII
INDEMNIFICATION

8.1  Indemnification by Seller. Upon the terms and subject to the conditions hereof, Seller shall indemnify and hold Purchaser and its officers, directors, employees, agents and Affiliates harmless against and in respect of, and shall reimburse such Indemnified Party for, any and all Losses suffered or incurred by such Indemnified Party arising out of, resulting from or relating to:

(a)  Any breach or non-performance by Seller of any representation, warranty, covenant, obligation, requirement, agreement or undertaking of Seller contained in this Agreement, in any agreement entered into by Seller in connection with this Agreement, in any Schedule or Exhibit, or in any written statement or certificate furnished by Seller pursuant to this Agreement.

(b)  Litigation pending or threatened that results from events occurring prior to the Closing Date in connection with Seller or its assets or operations (excluding Assumed Obligations).

(c)  Litigation pending or threatened that relates to Seller’s assets or liabilities other than the Production Assets or Assumed Obligations.

(d)  Errors, omissions or fraud in the processing on or prior to the Closing Date of any of the Pipeline Applications on the part of Seller.

(e)  Any action or failure to act by Seller or an Affiliate of Seller on or before the Closing Date.

(f)  The operation of Seller’s business prior to the Closing Date (except with respect to the Assumed Obligations).

(g)  Any failure to deliver, with all required Consents, any of the Production Assets to Purchaser on the Effective Date or the Closing Date, as applicable, free and clear of all Liens or similar rights except for the Assumed Obligations.

(h)  Purchaser’s ownership of any of the Production Assets (other than the IP Systems) during the Transition Period.

8.2  Indemnification by Purchaser. Upon the terms and subject to the conditions hereof, Purchaser shall indemnify and hold Seller and its officers, directors, employees, agents and Affiliates harmless against and in respect of, and shall reimburse such Indemnified Party for, any and all Losses suffered or incurred by such Indemnified Party arising out of, resulting from or relating to:

(a)  Any breach or non-performance by Purchaser of any representation, warranty, covenant, obligation, requirement, agreement or undertaking of Purchaser contained in this Agreement, in any agreement entered into by the Parties in connection with this Agreement, in any Schedule or Exhibit or in any written statement or certificate furnished by Purchaser pursuant to this Agreement.

(b)  Litigation pending or threatened that results from events occurring after the Closing Date in connection with the Production Assets.

(c)  Errors, omissions or fraud in the processing after the Closing Date of any of the Pipeline Applications on the part of Purchaser.

(d)  Any failure to pay or discharge when due any Assumed Obligation.

(e)  The operation of Purchaser’s business after the Closing Date.

8.3  Indemnification Procedures.

(a)  General. If at any time an Indemnified Party learns of a Loss resulting from an Indemnified Event, the Indemnified Party shall promptly give to the Indemnifying Party notice, describing such Loss and Indemnified Event in reasonable detail. In the event that a demand or claim for indemnification is made hereunder with respect to Losses the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the Losses. In the case of any notice of indemnification hereunder involving any claim of any third party, the Indemnifying Party shall have responsibility for, and shall assume all expense with respect to, the defense or settlement of such claim, subject to the following:

(i)  The Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim.

(ii)  The Indemnifying Party shall not enter into any such settlement of such claim or ceasing to defend against such claim unless such settlement or compromise includes a full and unconditional release of each such Indemnified Party from all liability arising out of such claim, action, suit or proceeding, reasonably satisfactory in form and substance to such Indemnified Party.

(iii)  If the Indemnifying Party does not provide to the Indemnified Party within ten (10) days after receipt of a notice of indemnification, a written acknowledgment that the Indemnifying Party shall assume responsibility for the defense or settlement of such claim as provided in this Section 8.3, then the Indemnified Party shall have the right to defend and settle the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with Section 8.1 or Section 8.2, as the case may be, and this Section 8.3.

(iv)  If the defendants in any action shall include both an Indemnified Party and an Indemnifying Party, and any such Indemnified Party shall have reasonably concluded, based upon the written advice of its counsel, that counsel selected by the Indemnifying Party has a conflict of interest which under the Rules of Professional Conduct of the relevant Bar Association would prohibit the representation because of the availability of different or additional defenses to any such Indemnified Party, such Indemnified Party shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such Indemnified Party. The foregoing shall not eliminate or modify in any respect the obligation of the Indemnifying Party with respect to the defense, settlement or appeal of such matter, attorney’s fees and other Losses related thereto.

(v)  In addition to the obligations set forth above in this Section 8.3(a), if an Investor requests that Seller repurchase a Mortgage Loan that closed on or after the Closing Date (and for which Seller believes it has an indemnification claim against Purchaser), Seller shall, within five (5) days of receipt of such Investor request, notify Purchaser of such repurchase request and forward to Purchaser a copy of the Investor request and a copy of the related Loan File (if then in Seller’s possession or control or reasonably available to Seller). To the extent permitted by the applicable Investor, Purchaser shall have the opportunity, at its sole cost and expense, to cure any defects in the affected Mortgage Loan. In the event that the applicable Investor requires that the defense of such repurchase request come from Seller and not from Purchaser, then Seller shall forward to Purchaser copies of all correspondence with the Investor and Seller shall submit to the Investor the response and defense that is prepared by Purchaser. No such Investor repurchase request may be settled without the consent of Purchaser, which consent will not be unreasonably withheld.

(vi)  In addition to the obligations set forth above in this Section 8.3(a), if an Investor requests that Purchaser repurchase a Mortgage Loan that closed prior to the Closing Date (and for which Purchaser believes it has an indemnification claim against Seller), Purchaser shall, within five (5) days of receipt of such Investor request, notify Seller of such repurchase request and forward to Seller a copy of the Investor request and a copy of the related Loan File (if then in Purchaser’s possession or control or reasonably available to Purchaser). To the extent permitted by the applicable Investor, Seller shall have the opportunity, at its sole cost and expense, to cure any defects in the affected Mortgage Loan. In the event that the applicable Investor requires that the defense of such repurchase request come from Purchaser and not from Seller, then Purchaser shall forward to Seller copies of all correspondence with the Investor and Purchaser shall submit to the Investor the response and defense that is prepared by Seller. No such Investor repurchase request may be settled without the consent of Seller, which will not be unreasonably withheld.

(b)  Indemnification Basket. Notwithstanding any other provision of this Article VIII, commencing with respect to claims submitted after the end of the Production Period, an Indemnifying Party shall have no obligation under this Article VIII to an Indemnified Party for an Indemnified Event, and the Indemnified Party shall not submit any claim for indemnification hereunder, unless and until all valid claims for indemnification that are entitled to indemnification hereunder (including claims submitted prior to the end of the Production Period) exceed an aggregate of $50,000. Upon satisfying the $50,000 threshold described in the immediately preceding sentence, the Indemnified Party shall submit its claim or claims for indemnification (including claims related to Indemnified Events that occurred prior to the satisfaction of such $50,000 threshold) in accordance with Section 8.3(a) hereof and the Indemnified Party shall be entitled to indemnification for Losses from the first dollar.

(c)  Indemnification During Production Period. In the event Purchaser incurs any Losses as a result of an Indemnified Event and Seller is required to indemnify Purchaser under Section 8.1, then Purchaser shall have the right to setoff or deduct the amount of any such indemnifiable Losses against any Production Payment payable by Purchaser to Seller, provided that Purchaser provides Seller with at least ten (10) days prior written notice of its intent to setoff or deduct the amount of any such indemnifiable Loss. In the event any such indemnifiable Losses exceed the amount of the next succeeding Production Payment (any such excess, a “Shortfall”), Purchaser shall, at Purchaser’s sole discretion, either (i) setoff or deduct the remaining portion of the indemnifiable Losses from future Production Payments or (ii) provide written notice of such Shortfall to Seller, in which case, Seller shall promptly, but no later than five (5) days after receipt of such notice, pay Purchaser the amount of such Shortfall. In the event Seller objects in writing to the setoff or deduction within five (5) days after Purchaser delivered the applicable notice to Seller, Purchaser and Seller shall resolve the dispute relating to the indemnifiable Loss in accordance with Section 7.4.

ARTICLE IX
TERMINATION

9.1  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)  by mutual written consent of Seller and Purchaser; or

(b)  by Purchaser or Seller in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy any closing conditions set forth in Section 3.2 or Section 3.4 hereof, in the case of Purchaser, or Section 3.3 or Section 3.4 hereof, in the case of Seller.

9.2  Effect of Termination. Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated for any reason prior to the Closing Date, Purchaser shall have no obligation to make any payments to Seller pursuant to Article II or Article VII of this Agreement.

9.3  Expenses. Except as provided elsewhere herein, Purchaser and Seller shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 9.2 or a suit seeking to recover costs and expenses or damages for breach of this Agreement or a suit seeking to enforce the right to indemnification hereunder, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

9.4  Survival of Agreement. Except as otherwise set forth herein, in the event of termination of this Agreement by either Purchaser or Seller as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that the agreements contained in Section 9.2 hereof shall survive the termination hereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1  Notices.

(a)  General. All demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier, or mailed certified mail, postage prepaid, and return receipt requested or transmitted by facsimile and confirmed by a similar mailed writing:

If to Seller, addressed to Seller at:

12222 Merit Drive, Suite 900
Dallas, TX 75251
Attn: William Starkey
Facsimile Number: (972) 392-9440

With a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue
Suite 2200
Dallas, Texas 75201
Attn: Gina E. Betts
Facsimile Number: (214) 740-8800

or to such other address as Seller may have designed in writing to Seller.

If to Purchaser, addressed to Purchaser at:

815 Commerce Drive, Suite 100
Oak Brook, IL 60523
Attn: Steve Y. Khoshabe
Facsimile Number: (630) 571-4736

With a copy to:

815 Commerce Drive, Suite 100
Oak Brook, IL 60523
Attn: Michael A. Kraft
Facsimile Number: (630) 571-4736

And to:

Barack Ferrazzano, et al. LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attn: Edwin S. del Hierro
Facsimile Number: (312) 984-3150

10.2  Effective Time of Notice. A notice given by personal delivery, facsimile transmission or overnight courier shall be effective as of the time and date of the receipt of such delivery or transmission at the receiving Party’s notice address. A notice given by certified mail shall be deemed to have been delivered on and shall be effective as of the third (3rd) Business Day following the date on which it was deposited in the United States postal system. In the event the last day for giving notice or taking any other action under this agreement falls on a day that is not a Business Day, the last day for giving such notice or taking such other action shall be extended until the next day that is a Business Day.

10.3  Entire Agreement; Amendment. This Agreement and the documents, instruments and agreements to be executed and delivered pursuant to this Agreement constitute the entire agreement between the Parties with respect to the subject of the transactions contemplated hereby and supersede all prior letters or agreements with respect thereto. This Agreement may be amended solely in a written instrument or agreement executed by the Parties. Any provision of this Agreement may be waived, but only pursuant to a writing signed by the Party against whom such amendment or waiver is sought to be enforced.

10.4  Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is not assignable by Seller or by Purchaser without the prior written consent of the other Party.

10.5  Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

10.6  Exhibits and Schedules. Each of the Exhibits and Schedules is incorporated herein by reference.

10.7  Governing Law. The Parties agree that this Agreement shall be governed by federal law and the internal substantive laws of the State of Illinois, as applicable, without giving effect to the principles of conflicts of law.

10.8  No Third Party Benefit Intended. This Agreement does not create, and shall not be deemed to create, a relationship between the Parties or either of them and any third party (including, but not limited to, the employees of Purchaser or Seller) in the nature of a third party beneficiary or fiduciary relationship.

10.9  No Waiver. Unless expressly provided to the contrary, the failure of any Party to insist upon strict performance of any covenant or obligation in this Agreement shall not be a waiver of such Party’s right to demand strict compliance in the future or to pursue or enforce whatever remedies may be available to such Party for any breach or default or in such covenant or obligation (subject to applicable statues of limitation). No consent or waiver, express or implied, to or of any breach or default in the performance of any covenant or obligation in this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other covenant or obligation hereunder.

10.10  Time. Time is of the essence of this Agreement and of each provision herein of which time is a part.

10.11  Construction. This Agreement shall be construed and interpreted fairly as to each of the Parties and not in favor of or against any Party, regardless of which Party or Parties prepared this Agreement.

10.12  Severability. If any provision of this Agreement, or the application thereof, shall, for any reason and to any extent, be finally adjudicated to be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall remain valid and enforceable to the maximum extent permissible under applicable law.

10.13  Venue. Other than with respect to claims or disputes that are, by the terms of this Agreement, to be resolved pursuant to the provisions of Section 7.4 hereof, any claim or other action (including, in particular, any matter brought pursuant to Section 2.5 hereof) instituted by Purchaser or Seller in connection with this Agreement shall be brought exclusively in a federal or state court of appropriate jurisdiction in Chicago, Illinois.

10.14  Specific Performance. Each of the Parties acknowledge that breach of the obligations of the Parties to (i) deliver all of the Production Assets to Purchaser on the date or dates required hereunder free and clear of all Liens, (ii) make the deliveries specified in Section 3.5, Section 3.6, Section 3.7 and Section 3.8 hereof, and (iii) perform the covenants contained in Article VI and Article VII hereof, will give rise to irreparable injury to the appropriate Party, inadequately compensable in damages. Accordingly, the Party intended to benefit from such provision of this Agreement shall be entitled to seek injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to seek specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.

10.15  Survivability. The representations, warranties, covenants and agreements contained herein shall survive the Closing Date for a period of three (3) years from the Closing Date.

[SIGNATURE PAGES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, each of the undersigned parties has caused this Agreement to be duly executed under seal and delivered by its duly authorized officers, as of the date first indicated above.

AMPRO MORTGAGE CORPORATION

By:	/s/ Ken Hickman
Its: President and CFO

UNITED FINANCIAL MORTGAGE CORP.

By:	/s/ Steve Khoshabe
Its: President

S-1

In consideration for $10 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to Purchaser’s agreement to execute and deliver this Agreement, each of the undersigned, in his personal and individual capacity, hereby executes and delivers this Agreement agreeing to become bound to the restrictions and limitations contemplated in Section 6.8 of this Agreement.

WILLIAM STARKEY

/s/ William Starkey

KEN HICKMAN

/s/ Ken Hickman